UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2007

MEDASORB TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51038	98-0373793
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of William R. Miller as Chairman of the Board

Effective January 1, 2007, William R. Miller, 78, was appointed to our Board of Directors to serve as its Chairman.

Mr. Miller served as Vice Chairman of the Board of Directors of the Bristol-Myers Squibb Company from 1985 until 1991, at which time he retired. Mr. Miller has served as a director of ImClone Systems Incorporated since June 1996 and also serves as the Chairman of the Board of Vion Pharmaceuticals, Inc. Mr. Miller previously served as Chairman of Cold Spring Harbor Laboratory, a non-profit institution, and the Pharmaceutical Manufacturers Association. Mr. Miller is also a Trustee of the Manhattan School of Music, a director of the Opera Orchestra of New York and a Managing Director of the Metropolitan Opera Association. Mr. Miller earned his M.A. in Philosophy, Politics and Economics from St. Edmund Hall, Oxford University, Oxford, England.

In connection with his appointment as Chairman of the Board, we agreed to compensate Mr. Miller at the rate of $20,000 per annum, and have issued Mr. Miller a ten year option to purchase 200,000 shares of our Common Stock at a price of $1.65 per share (the last reported sales price on the OTC Bulletin Board on December 29, 2006). We have also agreed to issue to Mr. Miller in 2008, to the extent he continues to serve as our Chairman, an additional option to purchase 100,000 shares of Common Stock.

Salary Increases; Annual Bonus

Effective January 1, 2006 the annual bases salaries of the executive officers listed below were increased as follows:

Al Kraus, President and Chief Executive Officer	$216,351

David Lamadrid, Chief Financial Officer	$145,801

Vince Capponi, Chief Operating Officer	$195,527

In addition, as of December 31, 2006, each of David Lamadrid and Vince Capponi received a $200 bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2007

MEDASORB TECHNOLOGIES CORPORATION

By:	/s/ Al Kraus
Al Kraus,
President and Chief Executive Officer